EXHIBIT 99.1
LHC Group, Inc.
Barry E. Stewart, EVP & CFO
337-233-1307
FOR IMMEDIATE RELEASE
LHC GROUP APPOINTS BARRY E. STEWART TO EXECUTIVE VICE PRESIDENT LAFAYETTE, LA, December 5, 2006 — LHC Group, Inc. (NASDAQ: LHCG) announced today that it has promoted Barry E. Stewart, 51, to Executive Vice President, while retaining his current responsibilities as Chief Financial Officer and Treasurer.
Keith Myers, President and CEO, remarked, “As part of the year end strategic planning process, we promoted Barry to Executive Vice President. Barry’s immediate impact to the home office administrative functions has enabled me to move many of my home office duties to him. With Johnny Indest (Executive Vice President and Chief Operating Officer) directly managing and overseeing all clinical operations, and Barry now managing many of the home office administrative departments, I am free to focus even more of my time and efforts to business development and acquisitions. This freedom to provide greater focus upon business development opportunities bodes well for continued execution of the Company’s growth strategy.”
Barry Stewart, EVP and CFO, remarked, “I am excited and humbled to receive this promotion. Excited by the opportunities provided by LHC Group, and humbled by the trust placed in me by shareholders, directors, employees and the management team I work with every day. I work diligently every day to ensure that trust is well placed.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.